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                                                                   Exhibit 10.11

                                TCSI CORPORATION
                        COMPENSATION PROTECTION AGREEMENT

         THIS COMPENSATION PROTECTION AGREEMENT (this "Agreement"), made effective as of the ___ day of December, 2001 (the "Effective Date"), by and between TCSI Corporation, a corporation incorporated under the laws of Nevada (the "Company"), and _________________ (the "Protected Officer").

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

         WHEREAS, the Board has determined that it is essential and in the best interests of the Company and its shareholders to retain the services of Protected Officer and to ensure Protected Officer's continued dedication and efforts in such event without undue concern for Protected Officer's personal financial and employment security; and

         WHEREAS, in order to induce Protected Officer to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with Protected Officer to provide Protected Officer with certain benefits in the event Protected Officer's employment is terminated;

         NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.       TERM OF AGREEMENT.

         This Agreement shall commence as of the date hereof and shall continue in effect until the second anniversary of the Effective Date; provided, that commencing on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or Protected Officer shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding the foregoing, the term of this Agreement shall not expire prior to the expiration of six (6) months after the occurrence of a Change in Control.

2.       DEFINITIONS.

         2.1 Accrued Compensation. "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) base salary, (ii) bonus pay to which the Protected Officer is entitled under any bonus policy or arrangement of the Company, (iii) reimbursement for reasonable and necessary expenses incurred by Protected Officer on behalf of the Company during the

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period ending on the Termination Date, (iv) vacation pay, and (v) sabbatical pay to which the Protected Officer is entitled under the Company's sabbatical policy.

     2.2 Base Amount. "Base Amount" shall mean the amount of Protected Officer's monthly base salary at the greater of the rate in effect immediately prior to the Change in Control (if applicable) or the rate in effect on the Termination Date, and shall include all amounts of Protected Officer's base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

     2.3 Cause. A termination of employment is for "Cause" if Protected Officer has been convicted of a felony involving fraud or dishonesty or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board to the effect that Protected Officer (i) continually failed substantially to perform Protected Officer's reasonably assigned duties with the Company (other than a failure resulting from Protected Officer's incapacity due to physical or mental illness or from Protected Officer's assignment of duties following a Change in Control that would constitute Good Reason (as hereinafter defined)), which failure continued for a period of at least ten (10) days after a written notice of demand for substantial performance has been delivered to Protected Officer specifying the manner in which Protected Officer has failed substantially to perform, or (ii) engaged in conduct which is demonstrably and materially injurious to the Company.

     2.4 Change in Control. "Change in Control" shall mean any of the following:

         (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any Person (as the term "person" is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has beneficial ownership (as the term "beneficial ownership" is defined under Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

         (b) The individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, that if the appointment, election or nomination for election by the Company's shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement,

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be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

             (c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (2) below being referred to herein as "Non-Control Transactions"):

                 (1) the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                 (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

             (d) A complete liquidation or dissolution of the Company;

             (e) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

             (f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change in Control.

             (g) Notwithstanding the foregoing provisions of this Section 2.4, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the beneficial owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

             (h) Notwithstanding anything contained in this Agreement to the contrary, if Protected Officer's employment is terminated prior to a Change in Control

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and the Board determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to Protected Officer shall mean the date immediately prior to the date of such termination of Protected Officer's employment.

     2.5 Company. The "Company" shall mean TCSI Corporation and shall include its "Successors and Assigns" (as hereinafter defined).

     2.6 Disability. "Disability" shall have the same meaning as under the long-term disability policy of the Company, regardless of whether Protected Officer is covered by such policy. If the Company does not have a long-term policy plan in place, "Disability" shall mean a physical or mental infirmity which impairs Protected Officer's ability to substantially perform Protected Officer's duties with the Company for a period of one hundred eighty (180) consecutive days; provided, that Protected Officer has not returned to Protected Officer's full-time employment prior to the Termination Date as stated in the Notice of Termination (as hereinafter defined).

     2.7 Good Reason.

         (a) "Good Reason" shall mean the occurrence of any of the events or conditions described in subsections (1) through (6) hereof:

             (1) (A) a change in Protected Officer's status or responsibilities (including reporting responsibilities) which represents a material and adverse change from Protected Officer's status or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (B) the assignment to Protected Officer of any duties or responsibilities which are materially inconsistent with Protected Officer's duties or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

             (2) a reduction in Protected Officer's base salary to a level below that in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter (except to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Protected Officer is comparable to the reduction applied to other senior executives of the Company), or any failure to pay Protected Officer any compensation or benefits to which Protected Officer is entitled within five (5) days of the date Protected Officer notifies the Company of its failure to pay such compensation or benefits;

             (3) the Company's requiring Protected Officer to be based at any place outside a 50-mile radius from Protected Officer's job location or residence

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prior to the Change in Control without Protected Officer's prior written consent, except for travel that is reasonably necessary in connection with the Company's business;

               (4) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

               (5) any material breach by the Company of any provision of this Agreement; and

               (6) the failure of the Company to obtain an agreement, satisfactory to Protected Officer, from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated in Section 9 hereof.

          (b) Any event or condition described in this Section 2.7 which occurs prior to a Change in Control, but which the Board determines (i) was at the request of a Third Party, or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

          (c) Protected Officer's right to terminate Protected Officer's employment pursuant to this Section 2.7 shall not be affected by Protected Officer's incapacity due to physical or mental illness. Protected Officer must determine whether to invoke the right to terminate employment pursuant to
Section 2.7(a)(1) or 2.7(a)(3) within ninety (90) days of the change in status, responsibilities or relocation referred to therein.

     2.8 Notice of Termination. "Notice of Termination" shall mean a written notice from the Company of termination of Protected Officer's employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Protected Officer's employment under the provision so indicated.

     2.9 Successors and Assigns. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

     2.10 Termination Date. "Termination Date" shall mean (i) in the case of Protected Officer's death, Protected Officer's date of death, (ii) in the case of Good Reason, the last day of Protected Officer's employment, and (iii) in all other cases, the date specified in the Notice of Termination; provided, that if Protected Officer's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Protected Officer; and provided, further, that in the case of Disability, Protected Officer shall not have returned to the full-time performance of Protected Officer's duties during such period of at least thirty (30) days.

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3.       PROTECTION OFFICER OBLIGATIONS

         During the term of this Agreement, and excluding any periods of vacation, sabbatical and leave due to sickness or Disability to which Protected Officer is entitled, Protected Officer agrees to devote his full time and attention spent on business matters to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Protected Officer by the Company (that do not constitute Good Reason), to use Protected Officer's reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that it shall not be a violation of this Agreement for Protected Officer to, without limitation, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) manage personal investments and (iv) perform such other activities as the Board may approve, so long as such activities do not interfere materially with the performance of Protected Officer's responsibilities as an employee of the Company. It is expressly understood and agreed that to the extent that any such activities have been conducted by Protected Officer prior to the date of a Change in Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope) subsequent to such date shall not thereafter be deemed to interfere with the performance of Protected Officer's responsibilities to the Company.

4.       TERMINATION OF EMPLOYMENT PRIOR TO A CHANGE IN CONTROL.

         4.1 Termination Benefits. The Protected Officer shall be entitled to the following compensation and benefits if, during the term of this Agreement, Protected Officer's employment with the Company shall be terminated prior to a Change in Control:

             (a) If Protected Officer's employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Protected Officer's death, (iii) due to Protected Officer's retirement pursuant to the Company's policies applying to executive officers generally, or (iv) by Protected Officer other than for Good Reason, the Company shall pay to Protected Officer the Accrued Compensation;

             (b) If Protected Officer's employment with the Company shall be terminated by the Company without Cause or by Protected Officer with Good Reason, Protected Officer shall be entitled to the following:

                   (1) the Company shall pay Protected Officer all Accrued Compensation; and

                   (2) the Company shall pay Protected Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to the greater of (i) six (6) times the Base Amount or (ii) the severance payment to which Protected Officer would otherwise be entitled under the

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Company's severance policy in effect as of the Effective Date or, if greater, at any time within the ninety (90) days preceding the Termination Date.

         (c) The amounts provided for in Sections 4.1(a) or 4.1(b) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).

         (d) The Protected Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Protected Officer in any subsequent employment.

     4.2 Cooperation and Release. Notwithstanding anything to the contrary contained in this Agreement, payment of the amount specified in Section 4.1(b)(2) hereof is conditional upon (a) Protected Officer's compliance with the provisions of Section 8, (b) Protected Officer reasonably cooperating with the Company in connection with all matters relating to Protected Officer's employment with the Company, (c) Protected Officer assisting the Company as reasonably requested in transitioning Protected Officer's responsibilities to Protected Officer's replacement, and (d) Protected Officer refraining from doing or saying anything derogatory about the Company or its businesses or personnel; provided, that Protected Officer shall not be required to perform any duties or take any action that would constitute Good Reason. Payment by the Company of the amount specified in Section 4(b)(2) hereof is further conditioned upon Protected Officer's execution and delivery of the Separation Agreement and Release (attached as Exhibit A to this Agreement) in favor of the Company.

5.   TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL.

     5.1 Termination Benefits. The Protected Officer shall be entitled to the following compensation and benefits if, during the term of this Agreement, Protected Officer's employment with the Company shall be terminated at any time following a Change in Control:

         (a) If Protected Officer's employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Protected Officer's death, (iii) due to Protected Officer's retirement pursuant to the Company's policies applying to executive officers generally, or (iv) by Protected Officer other than for Good Reason, the Company shall pay to Protected Officer the Accrued Compensation;

         (b) If Protected Officer's employment with the Company shall be terminated by the Company without Cause or by Protected Officer with Good Reason, Protected Officer shall be entitled to the following:

             (1) the Company shall pay Protected Officer all Accrued
Compensation;

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               (2) the Company shall pay Protected Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to nine (9) times the Base Amount; and

               (3) until the first (1st) anniversary of the Termination Date, Protected Officer shall have such rights with respect to medical benefits as were provided to Protected Officer by the Company as of the Effective Date or, if greater, at any time within ninety (90) days preceding the Termination Date; provided that such benefits shall be offset or reduced by the amount of medical benefits provided to Protected Officer by any subsequent employer prior to the first (1st) anniversary of the Termination Date.

         (c) The amounts provided for in Sections 5.1(a) or 5.1(b)(1) and (2) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).

         (d) The Protected Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as set forth in Section 5.1(b)(3), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Protected Officer in any subsequent employment.

     5.2 Cooperation and Release. Notwithstanding anything to the contrary contained in this Agreement, payment of the amount specified in Section 5.1(b)(2) hereof is conditional upon (a) Protected Officer's compliance with the provisions of Section 8, (b) Protected Officer reasonably cooperating with the Company in connection with any Change of Control or proposed Change of Control and all matters relating to Protected Officer's employment with the Company, (c) Protected Officer assisting the Company as reasonably requested in transitioning Protected Officer's responsibilities to Protected Officer's replacement, and (d) Protected Officer refraining from doing or saying anything derogatory about the Company or its businesses or personnel; provided, that Protected Officer shall not be required to perform any duties or take any action that would constitute Good Reason. Payment by the Company of the amount specified in Section 5(b)(2) hereof is further conditioned upon Protected Officer's execution and delivery of the Separation Agreement and Release (attached as Exhibit A to this Agreement) in favor of the Company.

6.   OTHER BENEFIT POLICIES; EMPLOYMENT STATUS.

     6.1 Other Benefit Policies. Unless otherwise specified herein, the payments, benefits and protections provided to Protected Officer pursuant to this Agreement shall be in lieu of any other severance or termination payments, benefits or protections under any other Company severance or termination plan, program, practice or arrangement, except as may be expressly provided in writing under the terms of any plan or policy of the Company, or in a written agreement between the Company and Protected Officer entered into after the date of this Agreement. Except as provided in Section 5.1(b)(3), Protected Officer shall not have any further rights following the Termination Date with respect to benefits provided by the Company, including without limitation life insurance, disability,

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medical, dental and hospitalization benefits and pension and retirement benefits as were provided to Protected Officer at any time preceding the Termination
Date. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Protected Officer's continuing or future participation (while employed at the Company) in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Protected Officer may qualify, nor shall anything herein limit or reduce such rights as Protected Officer may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Protected Officer is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         6.2 "At Will" Employment Status. Nothing in this Agreement shall alter Protected Officer's status as an "at will" employee of the Company.

7.       NOTICE OF TERMINATION.

         Any purported termination of Protected Officer's employment by the Company shall be communicated by a Notice of Termination to Protected Officer. For purposes of this Agreement, no such purported termination shall be effective without such a Notice of Termination.

8.       CONFIDENTIAL INFORMATION.

         Protected Officer shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Protected Officer in the course of Protected Officer's employment by the Company and which shall not be public knowledge (other than by acts by Protected Officer in violation of this Agreement) ("Confidential Information"). Confidential Information shall not include information which is required to be disclosed pursuant to law, provided Protected Officer uses reasonable efforts to give the Company reasonable notice of such required disclosure. Whether before or after termination of Protected Officer's employment with the Company, Protected Officer shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Protected Officer to carry out his or her responsibilities as an executive of the Company.

9.       SUCCESSORS; BINDING AGREEMENT.

         9.1 This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

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         9.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Protected Officer or Protected Officer's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Protected Officer's legal personal representative.

10.      FEES AND EXPENSES.

         The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Protected Officer may reasonably incur as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement which is ultimately decided in favor of Protected Officer.

11.      NOTICE.

         Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

12.      SETTLEMENT OF CLAIMS.

         The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Protected Officer or others.

13.      MISCELLANEOUS.

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Protected Officer and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

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14.  GOVERNING LAW; ARBITRATION.

         (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof.

         (b) Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         (c) It is the express intent and agreement of the parties that this
Section 14 supercede any dispute resolution procedure provided under any employment agreement between the Company and Protected Officer. Furthermore, it is the express agreement of the parties that the provisions of this Section 14, including the rules of the AAA, as modified by the terms of this Section 14, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of California, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of the State of California, as modified herein, shall prevail. To the extent this
Section 14 is deemed a separate agreement, independent from this Agreement, Sections 10, 11, 13, 15 and 16 are incorporated herein by reference. Either party (the "Initiating Party") may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the "Respondent") in accordance with Section 11. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the arbitrator shall permit either party to propose additional issues for resolution in the pending proceedings.

         (d) The place of arbitration shall be San Francisco, California, or any other place selected by mutual agreement.

         (e) The parties shall attempt, by agreement, to nominate a sole arbitrator. If the parties fail to nominate a sole arbitrator within 30 days from the date when the Initiating Party's Demand for Arbitration has been communicated to the other party, the AAA shall appoint a sole arbitrator who has expertise in resolving employment-related disputes.

         (f) An award rendered in connection with an arbitration pursuant to this Section 14 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (g) The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with

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respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

         (h) With respect to any award issued by the arbitrator pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrator underlying such order, and (ii) any court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

         (i) The arbitrator shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching his or her decision to both parties. The arbitrator shall apportion to each party all costs (other than attorneys' fees) incurred in conducting the arbitration in accordance with what the arbitrator deems just and equitable under the circumstances. Except as set forth in Section 10, each party to this Agreement shall be responsible for its own attorney's fees. Any provisional remedy which would be available to a court of law shall be available from the arbitrator pending arbitration of the dispute. Either party may make an application to the arbitrator seeking injunctive or other interim relief, and the arbitrator may take whatever interim measures he or she deems necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

         (j) The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

15.  SEVERABILITY.

     The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Protected Officer has executed this Agreement as of the day and year first above written.

                                            TCSI Corporation,
                                            a Nevada corporation


ATTEST:

                                            By:_______________________________
                                            Name:_____________________________
                                            Secretary:________________________


                                            PROTECTED OFFICER


                                            __________________________________
                                            Signature
                                            __________________________________
                                            Print Name

                                                                       EXHIBIT A
                                                                       ---------

                                TCSI CORPORATION
                        SEPARATION AGREEMENT AND RELEASE

         This SEPARATION AGREEMENT AND RELEASE (this "Release") by and between TCSI Corporation, a corporation incorporated under the laws of Nevada (the "Company"), and _________________ (the "Employee").

                                    RECITALS

WHEREAS, Employee is currently employed by the Company as _____________________.

WHEREAS, the employment relationship between the Company and Employee has been terminated effective as of _____________________ (the "Separation Date"); and

WHEREAS, Employee agrees to execute this Release in consideration of the severance payment to be made by the Company pursuant to the Compensation Protection Agreement entered into by the parties on December ___, 2001 (the "Agreement"), as well as other consideration set forth in this Release;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. COMPANY OBLIGATIONS. Upon execution and delivery of this Release, the Company shall pay to Employee the amount to which Employee is entitled (if any) under either Sections 4.1(b)(2) or 5.1(b)(2) of the Agreement (the "Severance Pay").

2. EMPLOYEE OBLIGATIONS.

         (a) Return of Property. Employee shall promptly return to the Company
             ------------------
all property of the Company, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), or copies thereof, created on any medium, prepared or obtained by Employee in the course of or incident to his employment with the Company.

         (b) Continuing Obligations. Employee specifically acknowledges and
             ----------------------
reaffirms the continuing effect of the obligations contained in the Non-Disclosure/Assignment Agreement entered into between the parties on _____________________, as well as the obligations contained in Section 8 of the Agreement regarding Confidential Information.

         (c) Board Resignation. Unless otherwise requested by the Company,
             -----------------
Employee agrees to immediately resign from membership on the Company's Board of Directors, if applicable.

3. RELEASE. Employee and Employee's representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any affiliate of the Company, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, the "Released Company Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Employee may have now or in the future arising from any act or omission or condition occurring on or prior to the Separation Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Employee Claims"). By way of example and not in limitation of the foregoing, Released Employee Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Employee Claims shall also include, but not be limited to, claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Employee acknowledges that upon payment of the Severance Pay, he or she has or will have received all wages, vacation, bonuses and other compensation earned and due as of the Separation Date. Notwithstanding the foregoing, Released Employee Claims shall not include any claims based on obligations created by or reaffirmed in this Release. Furthermore, Released Employee Claims shall not include any contractual, implied or statutory indemnification rights to which Employee would be entitled for acts committed within the course and scope of his employment with the Company. Except as otherwise provided in the Agreement or this Release, Employee releases the Released Company Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise.

The Company, any affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns do hereby completely release and forever discharge Employee and Employee's representatives, heirs, successors, and assigns (collectively, "Released Employee Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which the Company may have now or in the future arising from any act or omission or condition occurring within the course and scope of Employee's employment on or prior to the Separation Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "Released Company Claims"). Notwithstanding the foregoing, Released Company Claims shall not include any claims based on obligations created by or reaffirmed in this Release. Furthermore, Released Company Claims shall not include any contractual, implied or statutory indemnification rights to which the Company may be entitled for acts committed outside the course and scope of Employee's employment. Except as otherwise provided in the Agreement or this Release, the Company likewise releases the Released Employee Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise.

4. SECTION 1542 WAIVER. The parties understand and agree that the Released Company Claims and Released Employee Claims include not only claims presently known to the parties, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Company Claims and Released Employee Claims as described in Section 3. Employee and the Company both understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected their execution of this Release, but they nevertheless waive any claims or rights based on different or additional facts. Employee and the Company knowingly and voluntarily waive any and all rights or benefits that they now or in the future may have under the terms of Section 1542 of the California Civil Code, which provides as follows:

         A general release does not extend to claims which the creditor does not know or suspect to exist in him favor at the time of executing the release, which if known by him must have materially affected him settlement with the debtor.

 5. COVENANT NOT TO SUE. Employee and the Company shall not sue or initiate against any Released

Party any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Company Claims and Released Employee Claims.

6. NOTICES. Any notice or other communication under this Release must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company or to Employee at the corresponding address below. Employee shall be obligated to notify the Company in writing of any change in Employee's address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer's Notice Address:                          Employee's Notice Address:
--------------------------                          --------------------------

     TCSI Corporation                                     ___________________
     1080 Marina Village Parkway                          ___________________
     Alameda, CA 94501

7. INTEGRATION. The parties understand and agree to the following: (i) that the Agreement as well as the preceding Sections of this Release recite the sole consideration for this Release; (ii) that no representation or promise has been made by Employee, the Company, or any other Released Party on any subject covered under this Release, except as expressly set forth in the Agreement and this Release; and (iii) that all agreements and understandings between the parties on any subject covered by this Release are embodied and expressed in the Agreement and this Release. This Release shall supersede all prior or contemporaneous agreements and understandings among Employee, the Company, and any other Released Party, whether written or oral, express or implied, with respect to any subject covered by this Release, except to the extent that the provisions of any such agreements and understandings have been expressly referred to in this Release as having continued effect.

8. AMENDMENTS; WAIVERS. This Release may not be amended except by an instrument in writing that is signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Release preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

9. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Employee agrees that Employee will not assign, sell, transfer, delegate, or otherwise dispose of whether voluntarily or involuntarily, or by operation of law) any rights or obligations under this Release. Any such purported assignment, transfer, or delegation shall be null and void. Employee represents that Employee has not previously assigned or transferred any claims or released any rights pursuant to this Release. Subject to the foregoing, this Release shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Release shall also inure to the benefit of any Released Party. This Release shall not benefit any other person or entity except as specifically enumerated in this Release.

10. SEVERABILITY. If any provision of this Release, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Release and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

11. ATTORNEYS' FEES. The prevailing party shall be entitled to recover reasonable attorneys' fees and costs arising from any legal action, arbitration or other proceeding brought to enforce or interpret the terms of this Release.

12. GOVERNING LAW. This Release shall be governed by and construed in accordance with the law of the State of California, without giving effect to the conflict of laws principle thereof.

13. INTERPRETATION. This Release shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Release shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Release. Captions are used for reference purposes only and should be ignored in the interpretation of the Release.

14. REPRESENTATION BY COUNSEL. The parties acknowledge the following (i) that they have had the opportunity to consult counsel in regard to this Release; (ii) that they have read and understand the Release and they are fully aware of its legal effect; and (iii) that they are entering into this Release freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Release.

The parties have duly executed this Release as of the date first written above.

       "Employer"                                          "Employee"

__________________________                          __________________________
TCSI Corporation,                                   Name:
a Nevada corporation

By:
Name:
Title: